CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Post-Effective Amendment No. 21 to Registration Statement No. 2-91215 of Prudential California Municipal Fund of our reports dated October 16, 1995, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectuses, which are a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.




Deloitte & Touche LLP
New York, New York
October 26, 1995